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                                                                    EXHIBIT 99.2



FOR IMMEDIATE RELEASE                                                  #01-17


Contact:          Bill Solomon
                  Vice President, Chief Financial Officer
                  Tel: (972) 858-6025
                  bsolomon@earthcareus.com

 EARTHCARE ANNOUNCES THE PLANNED SALE OF ITS EARTHLIQUIDS DIVISION TO USFILTER


Dallas, TX, August 6, 2001 - EarthCare Company (OTC/BB: ECCO) announced that it has entered into a letter of intent agreement to sell its EarthLiquids division to USFilter. The transaction is expected to close by the end of the third quarter of 2001. The expected sales price for this transaction is approximately $35 million in cash and a future cash earnout of up to $5 million, with the earnout based on specific financial performance. EarthCare intends to use the cash proceeds from this transaction to reduce its senior bank debt. The completion of this transaction and the final purchase price are subject to normal terms and conditions, including negotiating a definitive agreement and completion of due diligence. In addition, EarthCare will obtain shareholder approval for the transaction. EarthCare's directors, officers, and certain significant shareholders, including Don Moorehead, EarthCare's Chairman, and Raymond Cash, EarthCare's Vice Chairman, who together control over 50% of the voting power for EarthCare, have indicated that they plan to vote in favor of this transaction.

EarthLiquids' business is focused on used oil recovery and oily wastewater management. Through the earlier acquisition of Magnum Environmental Services and International Petroleum Corporation, EarthLiquids has become one of the largest national companies in the 1.3 billion gallon waste oil recovery industry. EarthLiquids' fleet of over 140 waste transport trucks collects and transports used oil and oily wastewater primarily to its own processing facilities. In addition, third party collection companies deliver their used oil and oily wastewater to EarthLiquids' facilities for processing. Recovered oil is sold into a variety of applications that displace in part the need for virgin crude oil and reduce dependence on imported oil.

Don Moorehead, Chairman and CEO of EarthCare, said, "We believe that the sale of EarthLiquids to U.S. Filter will provide EarthLiquids with the needed financial strength and market position to continue its successful growth. We are also pleased that this transaction will allow us to reduce our debt and focus on our strategic growth plans."

EarthCare Company is a nonhazardous waste services company with business units serving the solid and liquid waste needs of a variety of residential, commercial, municipal and industrial customers.

Statements made in this press release that express EarthCare's or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words "believe," "expect," "intend," "estimate," "anticipate," "will" and similar expressions are intended to further identify such forward-looking statements. It is important to note that the company's actual results or performance could differ materially from those anticipated or




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projected in such forward-looking statements. Other factors that could cause
EarthCare's actual results or performance to differ materially include risks and uncertainties relating to EarthCare's financial condition, market demand and acceptance of EarthCare's services, competition, as well as the risks discussed under the heading "Risk Factors" in EarthCare's annual report on Form 10-K/A for the year ended December 31, 2000 and quarterly report on Form 10-Q/A for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of EarthCare as of the date of this press release, and EarthCare expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in EarthCare's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.


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